Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 19, 2021	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 30, 2021 was $62.2 million, or $1.27 per share ($1.26 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 30, 2021 increased 27.3 percent to $319.4 million from net sales of $251.0 million for the prior year 13-week fiscal quarter ended October 31, 2020. Comparable store net sales for the 13-week period ended October 30, 2021 increased 27.3 percent from comparable store net sales for the prior year 13-week period ended October 31, 2020. Online sales increased 9.0 percent to $50.5 million for the 13-week period ended October 30, 2021, compared to net sales of $46.4 million for the 13-week period ended October 31, 2020.

Net sales for the 39-week fiscal period ended October 30, 2021 increased 56.9 percent to $913.7 million from net sales of $582.4 million for the prior year 39-week fiscal period ended October 31, 2020. Comparable store net sales for the 39-week period ended October 30, 2021 increased 56.7 percent from comparable store net sales for the prior year 39-week period ended October 31, 2020. Online sales increased 18.7 percent to $147.7 million for the 39-week period ended October 30, 2021, compared to net sales of $124.4 million for the 39-week period ended October 31, 2020.

Net income for the third quarter of fiscal 2021 was $62.2 million, or $1.27 per share ($1.26 per share on a diluted basis), compared with net income of $41.6 million, or $0.85 per share ($0.85 per share on a diluted basis) for the third quarter of fiscal 2020.

Net income for the 39-week fiscal period ended October 30, 2021 was $170.9 million, or $3.49 per share ($3.46 per share on a diluted basis), compared with net income of $64.5 million, or $1.32 per share ($1.32 per share on a diluted basis) for the 39-week period ended October 31, 2020.

Management will hold a conference call at 10:00 a.m. EST today to discuss results for the quarter. To participate in the call, please call (844) 291-6362 for domestic calls or (234) 720-6995 for international calls and reference the conference code 3631906. A replay of the call will be available for a two-week period beginning today at 1:00 p.m. EST by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 6269408.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 42 states. As of the end of the fiscal quarter, it operated 441 stores in 42 states compared with 446 stores in 42 states at the end of the third quarter of fiscal 2020.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2021	October 31, 2020	October 30, 2021	October 31, 2020

SALES, Net of returns and allowances	$319,432	$251,005	$913,677	$582,443

COST OF SALES (Including buying, distribution, and occupancy costs)	158,366	134,055	463,039	345,286

Gross profit	161,066	116,950	450,638	237,157

OPERATING EXPENSES:
Selling	67,771	52,894	190,827	124,655
General and administrative	11,080	9,930	33,912	29,026
	78,851	62,824	224,739	153,681

INCOME FROM OPERATIONS	82,215	54,126	225,899	83,476

OTHER INCOME, Net	192	1,020	465	1,998

INCOME BEFORE INCOME TAXES	82,407	55,146	226,364	85,474

INCOME TAX EXPENSE	20,190	13,511	55,459	20,941

NET INCOME	$62,217	$41,635	$170,905	$64,533

EARNINGS PER SHARE:
Basic	$1.27	$0.85	$3.49	$1.32

Diluted	$1.26	$0.85	$3.46	$1.32

Basic weighted average shares	48,946	48,714	48,946	48,718
Diluted weighted average shares	49,362	48,987	49,338	48,941

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	October 30, 2021	January 30, 2021 (1)	October 31, 2020

CURRENT ASSETS:
Cash and cash equivalents	$468,733	$318,789	$331,923
Short-term investments	11,302	3,359	7,410
Receivables	5,629	2,823	1,763
Inventory	100,593	101,063	118,707
Prepaid expenses and other assets	11,771	11,190	21,749
Total current assets	598,028	437,224	481,552

PROPERTY AND EQUIPMENT	454,118	451,357	451,708
Less accumulated depreciation and amortization	(354,834)	(350,942)	(349,411)
	99,284	100,415	102,297

OPERATING LEASE RIGHT-OF-USE ASSETS	264,183	279,358	287,197
LONG-TERM INVESTMENTS	20,024	18,320	16,729
OTHER ASSETS	12,311	10,497	10,104

Total assets	$993,830	$845,814	$897,879

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$63,518	$43,399	$57,629
Accrued employee compensation	49,473	35,865	23,611
Accrued store operating expenses	30,789	20,303	23,096
Gift certificates redeemable	11,146	14,279	12,093
Current portion of operating lease liabilities	84,365	81,762	78,860
Income taxes payable	4	10,751	7,994
Total current liabilities	239,295	206,359	203,283

DEFERRED COMPENSATION	20,024	18,320	16,729
NON-CURRENT OPERATING LEASE LIABILITIES	208,707	224,506	235,463
Total liabilities	468,026	449,185	455,475

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,783,381 shares at October 30, 2021, 49,407,731 shares at January 30, 2021, and 49,407,731 shares at October 31, 2020	498	494	494
Additional paid-in capital	165,612	158,058	155,778
Retained earnings	359,694	238,077	286,132
Total stockholders’ equity	525,804	396,629	442,404

Total liabilities and stockholders’ equity	$993,830	$845,814	$897,879

(1) Derived from audited financial statements.